EXHIBIT 10

INDEPENDENT AUDITORS’ CONSENT

We consent to (a) the use in this Post-Effective Amendment No. 20 to Registration Statement No. 33-88460 on Form N-4 of our report dated March 10, 2003, relating to the consolidated financial statements of Pacific Life Insurance Company and subsidiaries as of December 31, 2002 and 2001, and for each of the three years in the period ended December 31, 2002, which are included in Part B of the Statement of Additional Information of Pacific Portfolios for Banc One Separate Account A, which is part of such Registration Statement; (b) the incorporation by reference of our report dated February 19, 2003, relating to the statement of assets and liabilities of Separate Account A of Pacific Life Insurance Company as of December 31, 2002 and the related statement of operations for the year then ended and the statements of changes in net assets and financial highlights for each of the two years in the period then ended, appearing in the Annual Report of Separate Account A of Pacific Life Insurance Company for the year ended December 31, 2002; (c) the reference to us under the heading “Independent Auditors” appearing in such Statement of Additional Information; and (d) the reference to us under the heading “Financial Highlights” in the Prospectus which is part of such Registration Statement.

DELOITTE & TOUCHE LLP

Costa Mesa, California

November 19, 2003